Exhibit 99.1

Investor Contact: Robert Jaffe rjaffe@rjaffeco.com 424.288.4098

NANTHEALTH REPORTS 2019 FOURTH-QUARTER, FULL-YEAR FINANCIAL RESULTS

•	Q4 Financial Highlights 2019 vs 2018:

◦	Total revenue was $24.2 million, up 6%

◦	SaaS revenue was $18.4 million, up 6%

◦	Total gross margin increased to 63% from 50%

•	Full-Year Financial Highlights 2019 vs 2018:

◦	Total revenue was $96.0 million, up 7%

◦	SaaS revenue was $72.8 million, up 11%

◦	Total gross margin increased to 60% from 51%

•	Received Landmark FDA 510(k) Clearance for Omics Core℠

•	Completed Sale of Connected Care Business for $47.25 Million, February 2020

Culver City, Calif. - February 28, 2020 - NantHealth, Inc. (NASDAQ-GS: NH), a next-generation, evidence-based, personalized healthcare company, today reported financial results for its fourth quarter and full year ended December 31, 2019.

“For both the 2019 fourth quarter and full year, we continued to generate strong positive sales momentum, largely due to the ongoing growth of our SaaS business,” said Ron Louks, Chief Operating Officer, NantHealth. “The results speak to the dedicated efforts of the entire NantHealth team, who have rallied around our initiatives to grow our business and drive down expenses.

“In recent months, we have streamlined our operations to accelerate growth for Eviti and NaviNet SaaS solutions. In June 2019, we completed the divestiture of our home healthcare services business, and a few weeks ago, we finalized the sale of the assets related to our Connected Care business for $47.25 million. These transactions have improved our capital position and financial flexibility, and allow us to explore growth opportunities.”

Software and Services Q4 Highlights:

•	Clinical Decision Support (Eviti®):

◦
Presented new breast cancer research findings at the San Antonio Breast Cancer Symposium (SABCS). The study results indicate that the simultaneous presentation and publication of oncology data is an effective method for relaying practice-changing clinical data, enabling oncologists to quickly adjust treatment patterns and regimen selections

◦	Deployed significant workflow enhancements to the Eviti platform including:

▪	Multiple Payer Access: a significant time-saving enhancement that simplifies workflow, by allowing a user with multiple payers to toggle quickly between payer dashboards

▪	Configuration for Appeals: allows payers to self-configure the appeals function within their account

▪	Patient Match and Attach: automatically associates provider-submitted medical records to the appropriate treatment plan, eliminating manual processes and helping speed up treatment plan reviews

◦	Signed an agreement with Wexford Health Sources, one of the nation’s largest correctional healthcare companies, as previously announced. Implementation was completed in early Q1 2020

◦	In January 2020, announced two expanded Eviti Connect programs:

▪	A leading U.S. health insurance company extended a successful two-state pilot program to 13 states after seeing a significant improvement in the use of evidence-based medicine for member oncology care

▪	One of the largest non-profit rural health plans in the country signed a three-year renewal agreement to continue providing high-quality, high-value care for members

•	Payer Engagement (NaviNet®):

◦	Achieved 25% increase in NaviNet’s direct to provider Q4 2019 revenues from Q4 2018

◦
In January 2020, signed an agreement with The Health Plan, where NaviNet Open will help decrease administrative costs and improve provider network communication and collaboration for the plan in West Virginia and Ohio

◦	Announced enhancements to the NaviNet Open platform:

▪
Claim Appeal: a new application that allows payers to offer an electronic channel for appeals submission, enabling stronger collaboration with the payer for claim resolution, streamlining what is often a manual analog process for both the provider and payer

▪
NaviNet Attachments, now available within our Claim Investigation workflow, provides our users the ability to submit their required documentation easily through our portal to our payer partners, eliminating the need to send supporting documentation through manual processes outside of the portal and saving valuable time when reviewing and resolving inquiries

▪
New Open Authorization enhancements have been introduced that enable payers and providers to manage complex prior authorization requests through electronic submissions, reducing manual workflows based on fax or phone submissions

•	Connected Care (VCX, DCX):

◦
As noted above, the company completed the sale of its Connected Care assets to Masimo, a global leader in noninvasive monitoring technologies, on February 3, 2020 for $47.25 million. Assets in the sale included the Company’s DCX device connectivity software product (formerly known as DeviceConX™), VCX™ patient vitals software (formerly known as VitalsConX™), HBox® connectivity hub and Shuttle interface cable. As part of the transaction, the NantHealth employees associated with the Connected Care business joined Masimo

Precision Medicine - Highlights:

•
Announced FDA 510(k) clearance for Omics Core(SM), the nation’s first tumor-normal mutation profiling of overall tumor mutational burden (TMB) from whole exome sequencing in solid tumors. TMB is an emerging biomarker predicting response to checkpoint therapy and identifies tumors that may benefit from immunotherapy

•
In January 2020, presented GPS Cancer platform data revealing increased opportunities for HER2 directed therapy in colorectal cancer patients at the 2020 Gastrointestinal Cancer Symposium sponsored by the American Society of Clinical Oncology (ASCO). Data showed that up to 40% more patients may be eligible for HER2 directed therapies, which have implications for drug development and clinical trials

Artificial Intelligence - Highlights

•
In January 2020, NantHealth and NantOmics presented an initial report on a novel artificial intelligence (AI) platform for aiding pathologists in image-based lung cancer subtyping at the Society for Imaging Science and Technology’s International Symposium on Electronic Imaging 2020. This novel machine vision software platform accurately subtypes lung cancer pathology and achieves high concordance with analysis performed by trained medical pathologists.

•
In February 2020, NantHealth and NantOmics announced the publication of a peer-reviewed study in Breast Cancer Research, a Springer Nature journal, on a novel AI technique in breast cancer. The study reports on a novel deep-learning system of digital pathology images and omics data used together to more precisely identify mechanisms of therapy resistance.

Business and Financial Highlights

•
For the 2019 fourth quarter, total net revenue was $24.2 million, compared with $22.9 million in the 2018 fourth quarter, with the increase driven primarily by new customers in SaaS business and the variability in our DCX product line. On June 7, 2019, the Company completed the divestiture of its home healthcare services business. Accordingly, financial results for the 2019 fourth quarter do not include the results of operations from this business, which in the recent past averaged approximately $1.5 million of revenue per quarter.

•
Gross profit increased to $15.2 million, or 63% of total net revenue, compared with $11.5 million, or 50% of total net revenue, for the prior year period. The increase was primarily driven by continued growth of the Company’s higher margin SaaS business and overall cost management.

•
Selling, general and administrative (SG&A) expenses declined to $13.9 million from $14.6 million in 2018 fourth quarter, mainly driven by ongoing cost management efforts and efficiencies in overall processes. Research and development (R&D) expenses decreased to $4.8 million from $5.0 million.

•	Net loss from continuing operations, net of tax, was $11.7 million, or $0.11 per share, compared with $49.2 million, or $0.45 per share, for the 2018 fourth quarter.

•
On a non-GAAP basis, net loss from continuing operations was $4.9 million, or $0.04 per share, down from $9.0 million, or $0.08 per share, for the fourth quarter of last year. The improvement reflects the company’s ongoing efforts to manage costs, growth of its SaaS business and better overall financial performance.

•
For the 2019 full year, total net revenue increased to $96.0 million from $89.5 million for the 2018 full year, due to strong growth in the SaaS and DCX product lines, partially offset by the divestiture of the home healthcare services business and declines in GPS sales.

•	Gross profit increased to $57.5 million, or 60% of total net revenue, from $45.2 million, or 51% of total net revenue, for the prior year.

•
SG&A expense declined to $61.0 million from $70.8 million in 2018, driven by continued efforts to reduce costs and maximize existing resources. R&D expense declined to $19.1 million from $20.9 million in 2018.

•	For the full year 2019, Net loss from continuing operations, net of tax, was $62.6 million, or $0.57 per share, compared with $190.4 million, or $1.74 per share, for the 2018 full year.

•	For the full year 2019, on a non-GAAP basis, net loss from continuing operations was $27.4 million, or $0.25 per share, down from $44.5 million, or $0.41 per share, for 2018.

•	At December 31, 2019, cash and cash equivalents totaled $5.2 million.

Conference Call Information and Forward-Looking Statements
Later today, the company will host a conference call at 1:30 p.m. PT (4:30 p.m. ET) to review its results of operations for the fourth quarter and full year ended December 31, 2019. The conference call will be available to interested parties by dialing 844-309-3709 from the U.S. or Canada, or 281-962-4864 from international locations, passcode 9998343. The call will be broadcast via the Internet at www.nanthealth.com. Listeners are encouraged to visit the website at least 10 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software. A playback of the call will be archived and accessible on the same website for at least three months.

Discussion during the conference call may include forward-looking statements regarding topics such as the company’s financial status and performance, regulatory and operational developments, and other comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

Use of Non-GAAP Financial Measures
This news release contains references to Non-GAAP financial measures, including adjusted net loss and adjusted net loss per share, which are financial measures that are not prepared in conformity with United States generally accepted accounting principles (U.S. GAAP). The Company’s management believes that the presentation of Non-GAAP financial measures provides useful supplementary information regarding operational performance, because it enhances an investor’s overall understanding of the financial results for the Company’s core business. Additionally, it provides a basis for the comparison of the financial results for the Company’s core business between current, past and future periods. Other companies may define these measures in different ways. Non-GAAP financial measures should be considered only as a supplement to, and not as a substitute for or as a superior measure to, financial measures prepared in accordance with U.S. GAAP. Non-GAAP per share numbers are calculated based on one class of common stock and do not incorporate the effects, if any, of using the two-class method.

About NantHealth, Inc.
NantHealth, a member of the NantWorks ecosystem of companies, provides leading solutions across the continuum of care for physicians, payors, patients and biopharmaceutical organizations. NantHealth enables the use of cutting-edge data and technology toward the goals of empowering clinical decision support and improving patient outcomes. NantHealth’s comprehensive product portfolio combines the latest technology in payor/provider platforms that exchange information in near-real time (NaviNet and Eviti), and molecular profiling services that combine comprehensive DNA & RNA tumor-normal profiling with pharmacogenomics analysis (GPS Cancer®). For more information, please visit www.nanthealth.com or follow us on Twitter, Facebook and LinkedIn.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. Risks and uncertainties include, but are not limited to: our ability to successfully integrate a complex learning system to address a wide range of healthcare issues; our ability to successfully amass the requisite data to achieve maximum network effects; appropriately allocating financial and human resources across a broad array of product and service offerings; raising additional capital as necessary to fund our operations; achieving significant commercial market acceptance for our sequencing and molecular analysis solutions; establish relationships with, key thought leaders or payers’ key decision makers in order to establish GPS Cancer as a standard of care for patients with cancer; our ability to grow the market for our Systems Infrastructure, and applications; successfully enhancing our Systems Infrastructure and applications to achieve market acceptance and keep pace with technological developments; customer concentration; competition; security breaches; bandwidth limitations; our ability to continue our relationship with NantOmics; our ability to obtain regulatory approvals; dependence upon senior management; the need to comply with and meet applicable laws and regulations; unexpected adverse events; clinical adoption and market acceptance of GPS Cancer; and anticipated cost savings. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our reports filed with the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

NantHealth, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)
(Unaudited)

	December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$5,243	$18,305
Accounts receivable, net	10,918	15,286
Inventories	798	496
Related party receivables, net	823	1,007
Prepaid expenses and other current assets	20,131	4,350
Total current assets	37,913	39,444
Property, plant, and equipment, net	16,095	22,978
Goodwill	115,930	115,930
Intangible assets, net	51,848	64,703
Investment in related party	31,702	40,000
Related party receivable, net of current	1,108	1,611
Operating lease right-of-use assets	10,073	—
Other assets	1,818	1,671
Total assets	$266,487	$286,337

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,951	$1,650
Accrued and other current liabilities	32,444	13,832
Deferred revenue	16,748	16,263
Related party payables, net	4,120	4,791
Notes payable	238	—
Total current liabilities	57,501	36,536
Deferred revenue, net of current	1,286	6,704
Related party liabilities	24,227	17,708
Related party promissory note	112,666	112,666
Related party convertible note, net	8,864	8,378
Convertible notes, net	84,648	79,433
Operating lease liabilities	11,010	—
Other liabilities	23,421	22,081
Total liabilities	323,623	283,506

Stockholders' equity (deficit)
Common stock, $0.0001 par value per share, 750,000,000 shares authorized; 110,619,678 and 109,491,277 shares issued and outstanding at December 31, 2019 and 2018, respectively	11	11
Additional paid-in capital	889,955	887,289
Accumulated deficit	(946,884)	(884,122)
Accumulated other comprehensive loss	(218)	(347)
Total stockholders' (deficit) equity	(57,136)	2,831
Total liabilities and stockholders' equity (deficit)	$266,487	$286,337

NantHealth, Inc.
Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Total net revenue	$24,190	$22,862	$95,961	$89,464

Total cost of revenue	8,944	11,393	38,422	44,269
Gross Profit	15,246	11,469	57,539	45,195

Operating Expenses
Selling, general and administrative	13,942	14,638	61,043	70,763
Research and development	4,840	5,041	19,072	20,916
Amortization of acquisition-related assets	1,054	1,054	4,217	4,217
Impairment of intangible asset	—	—	3,977	—
Total operating expenses	19,836	20,733	88,309	95,896
Loss from operations	(4,590)	(9,264)	(30,770)	(50,701)
Interest expense, net	(4,601)	(4,354)	(18,044)	(17,120)
Other expense, net	(586)	(16,948)	(5,625)	(17,876)
Loss from related party equity method investment	(1,916)	(18,898)	(8,317)	(108,409)
Loss from continuing operations before income taxes	(11,693)	(49,464)	(62,756)	(194,106)
Provision for (benefit from) income taxes	56	(244)	(112)	(3,673)
Net loss from continuing operations	(11,749)	(49,220)	(62,644)	(190,433)
Income (loss) from discontinued operations, net of tax	—	97	(118)	(1,719)
Net loss	$(11,749)	$(49,123)	$(62,762)	$(192,152)

Basic and diluted net loss per share
Continuing operations - common stock	$(0.11)	$(0.45)	$(0.57)	$(1.74)
Discontinued operations - common stock	$—	$—	$—	$(0.02)
Total net loss per share - common stock	$(0.11)	$(0.45)	$(0.57)	$(1.76)

Weighted average shares outstanding
Basic - common stock	110,619,780	109,490,441	110,351,638	109,168,798
Diluted - common stock	110,732,280	109,490,441	110,468,372	109,168,798

NantHealth, Inc.
Supplemental Revenue Schedule
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue
Software-as-a-service related	$18,410	$17,326	$72,831	$65,646
Software and hardware related	2,880	744	8,015	4,534
Maintenance	2,748	2,477	10,519	9,834
Total software-related revenue	24,038	20,547	91,365	80,014
Sequencing and molecular analysis	152	622	1,733	3,129
Home health care services	—	1,693	2,863	6,321
Total net revenue	$24,190	$22,862	$95,961	$89,464

Cost of Revenue
Software-as-a-service related	$6,078	$5,488	$23,233	$23,691
Software and hardware related	683	923	2,886	3,335
Maintenance	560	241	1,625	924
Amortization of developed technologies	1,143	1,233	4,662	4,933
Total software-related cost of revenue	8,464	7,885	32,406	32,883
Sequencing and molecular analysis	480	2,612	4,545	8,055
Home health care services	—	896	1,471	3,331
Total cost of revenue	$8,944	$11,393	$38,422	$44,269

NantHealth, Inc.
Non-GAAP Net Loss from Continuing Operations and Non-GAAP Net Loss Per Share from Continuing Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net loss from continuing operations	$(11,749)	$(49,220)	$(62,644)	$(190,433)
Adjustments to GAAP net loss from continuing operations:
Loss from related party equity method investment	1,916	18,898	8,317	108,409
Stock-based compensation expense from continuing operations	937	852	2,786	5,657
Acquisition related sales incentive	—	425	—	1,420
Change in fair value of derivatives liability	—	—	—	(7)
Change in fair value of Bookings Commitment	372	16,947	5,036	16,947
Impairment of investment in IOBS	—	—	—	1,750
Non-cash interest expense related to convertible notes	1,495	1,316	5,702	5,019
Intangible amortization from continuing operations	2,197	2,287	8,879	9,150
Impairment of intangible assets	—	—	3,977	—
Loss on sale of business	—	—	582	—
Securities litigation costs	28	(392)	528	1,317
Tax benefit resulting from certain non-cash tax items	(51)	(111)	(570)	(3,760)
Total adjustments to GAAP net loss from continuing operations	6,894	40,222	35,237	145,902
Net loss - Non-GAAP from continuing operations	$(4,855)	$(8,998)	$(27,407)	$(44,531)

Weighted average basic shares outstanding	110,619,780	109,490,441	110,351,638	109,168,798

Net loss per share from continuing operations - Non-GAAP	$(0.04)	$(0.08)	$(0.25)	$(0.41)

Reconciliation of Net Loss from Continuing Operations per Common Share to Net Loss per Common Share from Continuing Operations - Non-GAAP (Unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net loss per common share from continuing operations - GAAP	$(0.11)	$(0.45)	$(0.57)	$(1.74)
Adjustments to GAAP net loss per common share from continuing operations:
Loss from related party equity method investment	0.03	0.17	0.07	0.98
Stock-based compensation expense from continuing operations	0.01	0.01	0.03	0.05
Acquisition related sales incentive	—	—	—	0.01
Change in fair value of derivatives liability	—	—	—	—
Change in fair value of Bookings Commitment	—	0.16	0.05	0.16
Impairment of investment in IOBS	—	—	—	0.02
Non-cash interest expense related to convertible notes	0.01	0.01	0.05	0.05
Intangible amortization from continuing operations	0.02	0.02	0.08	0.08
Impairment of intangible assets	—	—	0.04	—
Loss on sale of business	—	—	0.01	—
Securities litigation costs	—	—	—	0.01
Tax benefit resulting from certain non-cash tax items	—	—	(0.01)	(0.03)
Total adjustments to GAAP net loss per common share from continuing operations	0.07	0.37	0.32	1.33
Net loss per common share from continuing operations - Non-GAAP	$(0.04)	$(0.08)	$(0.25)	$(0.41)